SYSCO REPORTS THIRD FISCAL QUARTER DILUTED EPS OF $0.42,
AN INCREASE OF 10.5% COMPARED TO THE PRIOR YEAR
HOUSTON, May 3, 2010 — Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week third quarter ended March 27, 2010.
Third Quarter Fiscal 2010 Highlights
•	Sales were $8.9 billion, an increase of 2.4% from $8.7 billion in the third quarter of fiscal 2009.
•	Operating income was $432 million, an increase of 6.6% compared to $405 million in last year’s third quarter.
•	Diluted earnings per share (EPS) was $0.42, an increase of 10.5% compared to $0.38 in last year’s third quarter.
Year-To-Date Fiscal 2010 Highlights
•	Sales were $26.9 billion, a decrease of 3.1% from $27.8 billion in the corresponding period in the prior year.
•	Operating income was $1.4 billion, an increase of 4.5% compared to $1.3 billion in the prior year period.
•	Diluted EPS was $1.42, an increase of 14.5% compared to $1.24 in the prior year period.
     “I am very pleased with the favorable sales trends we experienced in the third quarter — the first quarter since September 2008 in which we produced year-over-year sales growth,” said Bill DeLaney, Sysco’s president and chief executive officer. “The underlying business environment appears to be improving, as evidenced by both the case volume growth and easing of deflation that we realized as the quarter progressed. I am especially appreciative to our associates for their efforts and commitment to the success of our customers in a market environment that remains highly competitive.”

Third Quarter Fiscal 2010 Summary
     Sales for the third quarter were $8.9 billion, an increase of 2.4% compared to the same period last year. In addition to case volume growth, the impact of changes in foreign exchange rates for the quarter increased sales by 1.6%, and sales from acquisitions (within the last 12 months) increased sales by 0.6%. Offsetting these increases, deflation was 0.8% percent for the quarter, as measured by the estimated change in Sysco’s product costs.
     Operating expenses increased $20 million, or 1.6%, for the third quarter of fiscal 2010 compared to the prior year period, primarily due to higher payroll expense. The increase in payroll expense was driven mainly by higher incentive compensation accruals and the impact of foreign exchange rates. Headcount was 2.6% lower year-over-year at the end of the third quarter. Operating income increased $27 million, or 6.6%, to $432 million during the third quarter, and operating margin was 4.8%.
     Net earnings for the third quarter were $248 million, an increase of $21 million, or 9.5%, and the highest third quarter on record. Diluted EPS was $0.42, aided by a $0.01 favorable impact from corporate owned life insurance (COLI), compared to $0.38 in the prior year period, which included a $0.01 negative impact from COLI.
Year-To-Date Fiscal 2010 Summary
     Sales for the first 39 weeks of fiscal 2010 were $26.9 billion, a decrease of 3.1% compared to the same period last year. Deflation, as measured by the estimated change in Sysco’s product costs, was 2.7% percent for the first 39 weeks of the year. The impact of changes in foreign exchange rates for the first three quarters of the year increased sales by 0.7%. Sales from acquisitions (within the last 12 months) increased sales by 0.6%.
     Operating expenses declined $208 million, or 5.3%, for the first 39 weeks of fiscal 2010 compared to the prior year period. The decrease in operating expenses was primarily a result of a $95 million favorable change in the value of COLI; a $69 million decline in payroll expense driven by reduced headcount, partially offset by changes in foreign exchange rates; and a $68 million reduction in fuel expense. Operating income increased $60 million, or 4.5%, to $1.4 billion during the first 39 weeks of fiscal 2010, and operating margin was 5.2%.
     Net earnings for the first 39 weeks of fiscal 2010 were $842 million, an increase of $102 million, or 13.7%, compared to the same period last year. Diluted EPS was $1.42, aided by a $0.05 favorable impact from COLI and a $0.05 tax benefit related to the company’s IRS settlement announced in the first quarter of fiscal 2010. Diluted EPS in the prior year period was $1.24 which included an $0.11 negative impact from COLI.
Cash Flow and Capital Spending
     Cash flow from operations was $466 million for the first 39 weeks of fiscal 2010, which is net of $475 million in IRS settlement payments made during this period.

     Capital expenditures totaled $190 million and $438 million for the third quarter and first 39 weeks of fiscal 2010, respectively. The primary areas for investments included facility replacements and expansions, including a facility for our future shared services operations; technology; and additions and replacements to Sysco’s fleet. For the fiscal 2010 year, the company projects capital expenditures will be in the range of $575 million to $625 million.
Conference Call & Webcast
     Sysco’s third quarter fiscal 2010 earnings conference call will be held on Monday, May 3, 2010 at 10:00 a.m. EST. A live webcast of the call, as well as a copy of this press release, will be available online at www.sysco.com in the Investor Relations section.
About Sysco
     Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 186 distribution facilities serving approximately 400,000 customers. For the fiscal year 2009 that ended June 27, 2009, the company generated more than $36 billion in sales. For more information about Sysco visit the company’s Internet home page at www.sysco.com.
Forward-Looking Statements
     Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding easing of deflation pressures and improvements in sales trends, as well as projections regarding capital expenditures. These statements involve risks and uncertainties and are based on management’s current expectations and estimates; actual results may differ materially. Those risks and uncertainties that could impact deflation and sales trends include risks impacting the economy generally, including the risk that the current economic downturn will continue, that initial signs of economic recovery may not prove long-lasting, or that consumer confidence in the economy may not increase and decreases in consumer spending, particularly on food prepared outside the home, may not reverse. Even if these forward looking statements prove accurate, Sysco’s business is subject to a number of additional risks, including the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; inflation risks; and labor issues. Also, our business transformation project may not provide the benefits anticipated, on a timely basis or at all. Capital expenditures may vary from those projected based on changes in business plans and other factors, including risks related to the implementation of our business transformation project, the timing and successful completion of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. For a discussion of additional factors impacting Sysco’s business, see the Company’s Annual Report on Form 10-K for the year ended June 27, 2009 as filed with the Securities and Exchange Commission.
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Sysco Corporation and its Consolidated Subsidiaries
CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)
(In Thousands, Except for Share and Per Share Data)

	39-Week Period Ended		13-Week Period Ended
	March 27, 2010	March 28, 2009	March 27, 2010	March 28, 2009

Sales	$26,895,018	$27,766,582	$8,945,093	$8,739,350
Cost of sales	21,769,400	22,492,837	7,261,721	7,102,274

Gross margin	5,125,618	5,273,745	1,683,372	1,637,076
Operating expenses	3,733,836	3,941,806	1,251,269	1,231,753

Operating income	1,391,782	1,331,939	432,103	405,323
Interest expense	92,976	83,043	27,654	28,233
Other income, net	(2,122)	(11,550)	1,028	(3,514)

Earnings before income taxes	1,300,928	1,260,446	403,421	380,604
Income taxes	458,726	519,812	155,773	154,438

Net earnings	$842,202	$740,634	$247,648	$226,166

Net earnings:
Basic earnings per share	$1.42	$1.24	$0.42	$0.38
Diluted earnings per share	1.42	1.24	0.42	0.38

Average shares outstanding	592,450,575	596,653,289	593,129,783	590,152,592
Diluted shares outstanding	593,397,235	597,691,315	594,833,736	590,667,577

Dividends declared per common share	$0.74	$0.70	$0.25	$0.24
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Sysco Corporation and its Consolidated Subsidiaries
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except for Share Data)

	March 27, 2010	June 27, 2009	March 28, 2009
	(unaudited)		(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$652,792	$1,087,084	$899,117
Accounts and notes receivable, less allowances of $83,069 $36,078 and $99,535	2,633,995	2,468,511	2,549,769
Inventories	1,751,239	1,650,666	1,710,251
Prepaid expenses and other current assets	71,761	64,418	67,131
Prepaid income taxes	22,008	—	—

Total current assets	5,131,795	5,270,679	5,226,268
Plant and equipment at cost, less depreciation	3,176,220	2,979,200	2,891,893
Other assets
Goodwill	1,559,291	1,510,795	1,404,993
Intangibles, less amortization	114,254	121,089	87,011
Restricted cash	135,590	93,858	93,714
Prepaid pension cost	92,757	26,746	239,773
Other assets	258,320	214,252	193,400

Total other assets	2,160,212	1,966,740	2,018,891

Total assets	$10,468,227	$10,216,619	$10,137,052

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,038,922	$1,856,887	$1,830,432
Accrued expenses	794,235	797,756	776,767
Accrued income taxes	—	323,983	98,179
Deferred taxes	76,258	162,365	404,185
Current maturities of long-term debt	7,817	9,163	6,529

Total current liabilities	2,917,232	3,150,154	3,116,092
Other liabilities
Long-term debt	2,468,517	2,467,486	2,463,243
Deferred taxes	513,211	526,377	530,100
Other long-term liabilities	541,229	622,900	696,440

Total other liabilities	3,522,957	3,616,763	3,689,783
Commitments and contingencies
Shareholders’ equity
Preferred stock, par value $1 per share, Authorized 1,500,000 shares, issued none	—	—	—
Common stock, par value $1 per share, Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175	765,175
Paid-in capital	799,278	760,352	755,408
Retained earnings	6,943,640	6,539,890	6,366,304
Accumulated other comprehensive loss	(167,827)	(277,986)	(200,413)
Treasury stock at cost, 173,872,949, 175,148,403 and 175,857,763 shares	(4,312,228)	(4,337,729)	(4,355,297)

Total shareholders’ equity	4,028,038	3,449,702	3,331,177

Total liabilities and shareholders’ equity	$10,468,227	$10,216,619	$10,137,052

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Sysco Corporation and its Consolidated Subsidiaries
CONSOLIDATED CASH FLOWS (Unaudited)
(In Thousands)

	39-Week Period Ended
	March 27, 2010	March 28, 2009
Cash flows from operating activities:
Net earnings	$842,202	$740,634
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	51,981	46,744
Depreciation and amortization	284,213	284,153
Deferred taxes	(152,236)	495,732
Provision for losses on receivables	32,030	61,609
Other non-cash items	(1,112)	(741)
Additional investment in certain assets and liabilities, net of effect of businesses acquired:
(Increase) decrease in receivables	(169,520)	74,131
(Increase) decrease in inventories	(79,010)	96,617
(Increase) in prepaid expenses and other current assets	(6,569)	(4,157)
Increase (decrease) in accounts payable	156,856	(179,160)
(Decrease) in accrued expenses	(21,468)	(125,637)
(Decrease) in accrued income taxes	(316,074)	(508,628)
(Increase) decrease in other assets	(39,618)	3,294
(Decrease) increase in other long-term liabilities and prepaid pension cost, net	(115,210)	2,952
Excess tax benefits from share-based compensation arrangements	(518)	(2,818)

Net cash provided by operating activities	465,947	984,725

Cash flows from investing activities:
Additions to plant and equipment	(438,071)	(314,858)
Proceeds from sales of plant and equipment	4,106	3,224
Acquisition of businesses, net of cash acquired	(20,880)	(53,868)
Purchases of short-term investments	(60,876)	—
Maturities of short-term investments	60,990	—
(Increase) in restricted cash	(41,732)	(1,127)

Net cash used for investing activities	(496,463)	(366,629)

Cash flows from financing activities:
Other debt borrowings	5,419	502,460
Other debt repayments	(8,196)	(7,778)
Debt issuance costs	(7)	(3,007)
Common stock reissued from treasury for share-based compensation awards	54,068	98,452
Treasury stock purchases	(41,020)	(438,843)
Dividends paid	(431,916)	(406,689)
Excess tax benefits from share-based compensation arrangements	518	2,818

Net cash used for financing activities	(421,134)	(252,587)

Effect of exchange rates on cash	17,358	(17,944)

Net (decrease) increase in cash and cash equivalents	(434,292)	347,565
Cash and cash equivalents at beginning of period	1,087,084	551,552

Cash and cash equivalents at end of period	$652,792	$899,117

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$119,720	$100,469
Income taxes	973,354	510,147
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Sysco Corporation and its Consolidated Subsidiaries
COMPARATIVE SEGMENT DATA (Unaudited)
(In Thousands)

	39-Week Period Ended		13-Week Period Ended
	March 27, 2010	March 28, 2009	March 27, 2010	March 28, 2009
Sales:
Broadline	$21,502,023	$21,976,065	$7,108,594	$6,898,126
SYGMA	3,505,710	3,655,045	1,197,536	1,194,236
Other	2,264,461	2,478,273	768,918	751,476
Intersegment	(377,176)	(342,801)	(129,955)	(104,488)

Total	$26,895,018	$27,766,582	$8,945,093	$8,739,350

Comparative Supplemental Statistical Information Related to Sales (Unaudited)
Comparative Sysco Brand Sales and Marketing Associate-Served Sales data are summarized below.

	39-Week Period Ended		13-Week Period Ended
	March 27, 2010	March 28, 2009	March 27, 2010	March 28, 2009
Sysco Brand Sales as a % of MA-Served Sales	46.41%	48.82%	45.53%	48.02%
Sysco Brand Sales as a % of Total Broadline Sales	37.44%	39.88%	36.37%	38.87%
MA-Served Sales as a % of Total Broadline Sales	45.84%	46.25%	44.47%	44.58%
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